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                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant [X]
Filed by a party other than the Registrant [_]
Check the appropriate box:
     [_]  Preliminary Proxy Statement
     [_] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
     [_]  Definitive Proxy Statement
     [_]  Definitive Additional Materials
     [X]  Soliciting Material under Rule 14a-12

                           DATA CRITICAL CORPORATION
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               (Name of Registrant as Specified in Its Charter)


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   (Name of Person(s) Filing Proxy Statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):
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     [ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
          or Item 22(a)(2) of Schedule 14A.
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          11.
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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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Thursday July 19, 3:32 pm Eastern Time

Press Release

GE Medical Systems To Acquire Data Critical Corporation

Invests in Wireless Health Care

Rapid Adoption of Wireless Technologies to Improve Clinical Productivity Amid Acute Labor Shortage in Health Care

MILWAUKEE & BOTHELL, Wash.--(BUSINESS WIRE)--July 19, 2001-- The GE Medical Systems business of General Electric Company (NYSE: GE - news), announced today that it has signed a definitive agreement to acquire Data Critical Corporation (Nasdaq: DCCA - news), an innovator in wireless communication technologies for health care customers. In this transaction, Data Critical Corporation shareholders will receive $3.75 per share payable in cash for each Data Critical Corporation share they own.

"Wireless technologies are critical to the delivery of patient care in today's hospital environment, which faces acute labor shortages and financial pressures," said Greg Lucier, president and CEO of GE Medical Systems Information Technologies. "The health care industry's focus on raising clinical productivity while improving the quality of medical care has made doctors and nurses hungry for technological advancements that provide real-time patient information anywhere in the hospital." Data Critical is a pioneer in wireless communication technologies for health care, which is rapidly growing and expected to become a $2 billion industry within the next five years. In June, Data Critical completed the acquisition of VitalCom, giving it the broadest portfolio in the industry of wireless systems that provide patient vital signs and medical record information to caregivers. Today, Data Critical's wireless systems are installed in more than 400 hospitals in the U.S. and provide more than 15,000 clinicians with the real-time information they need to make informed clinical decisions for their patients.

According to Lucier, the union of GE's advanced patient monitoring networks, clinical information systems, and IT implementation experience, with Data Critical's wireless technologies, will present health care providers with the first end-to-end mission critical clinical information system. "We are extremely excited about this acquisition which will allow our technologies to become part of a holistic information solution for clinicians around the world," said Richard Earnest, Chief Executive Officer of Data Critical. "Data Critical has a proven record of inventing innovative products that improve the quality of patient care. With the backing and resources of GE, our future in wireless technology is very bright."

Kevin King, vice president of Clinical Systems at GE said, "Similar to other industries, wireless communication is at the forefront of nearly every hospital's pursuit to maximize its clinical staff's productivity. Now more than ever before, doctors and nurses are stretched to care for even more patients, and at the same time improve the quality of care. Technology solutions such as Data Critical's wireless systems, coupled with GE's advanced patient monitoring systems, provide a set of integrated tools that can help them do both untethered from the bedside."
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Over the last several years, GE Medical has invested more than $1.5 billion in technologies to help hospitals better manage clinical workflow. The addition of Data Critical's wireless technologies will play an integral role in the foundation for a new generation of wireless informatics that will dramatically improve clinical productivity.

The transaction, which is subject to Data Critical shareholder and regulatory approvals and other customary conditions, is expected to be complete by the end of third quarter, 2001. In connection with the definitive agreement, Data Critical granted GE an option to acquire newly issued shares of Data Critical common stock, representing 19.9% of its total shares outstanding, at the $3.75 per share transaction price. In addition, shareholders representing 33% of the Data Critical shares outstanding have agreed, among other things, to vote their shares in favor of the proposed acquisition. The agreement has been approved by the board of directors of Data Critical. US Bancorp Piper Jaffray provided a fairness opinion to Data Critical.

About GE Medical Systems Information Technologies

GE Medical Systems Information Technologies is a global leader in providing solutions for the reliable and efficient acquisition, analysis and management of clinical data in healthcare facilities around the world. The company, headquartered in Milwaukee, Wisconsin, offers cardiology, patient monitoring, image management, clinical information systems and consultative services.

GE Medical Systems is an $8 billion global leader in medical technology and services, employing nearly 25,000 people worldwide. Additional information about GE Medical Systems can be found on the company's web site at www.gemedicalsystems.com.

About Data Critical Corporation

Data Critical Corporation develops and distributes wireless and Internet systems for communicating critical health care data. The company offers StatView(TM), AlarmView(TM) and FlexView(TM), a line of wireless alarm notification products for hospitals. It also provides MobileView(TM) and ECGStat(TM), a line of wireless products for physicians as well as WebChart(TM) and PocketChart(TM) and software for managing the care of cardiac patients with implanted devices. Data Critical's VitalCom subsidiary develops PatientNet(TM), a real-time open and wireless patient information network. Additional information about Data Critical is available at www.datacritical.com.

Except for the historical information presented, the matters discussed in this press release include forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Such risks and uncertainties include those described in Data Critical's periodic filings with the SEC including its 10K, 10Q and registration statement on Form S-1 that was declared effective on Nov. 8, 1999. Copies of Data Critical's public disclosure filings with the SEC are available from its investor relations department.

Contact:
     Data Critical Corporation
     Michael Singer, 425/482-7000
       or
     Paul Nicholson, 425/482-7000
       or
     GE Medical Systems
     Jennifer Christiansen, 414/362-2544
       or
     Patrick Jarvis, 262/544-3668

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     This document does not constitute a solicitation by Data Critical or its board of directors or executive officers or any approval or action of its stockholders. Data Critical will file a proxy statement and other relevant documents concerning the proposed transaction with the Securities and Exchange Commission, or SEC. Stockholders are urged to read the proxy statement, and any other relevant documents filed with the SEC, carefully when they become available because they will contain important information about the companies and the proposed transaction. You will be able to obtain free copies of these documents at the website maintained by the SEC at http://www.sec.gov. In addition, stockholders may obtain free copies of documents filed with the SEC by contacting the Data Critical investor relations department, 19820 North Creek Parkway, Suite 100, Bothell, WA 98011, (425) 482-7000.

     GE and its officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Data Critical with respect to the transactions contemplated by the merger agreement. Information regarding GE's officers and directors is included in its annual report on form 10-K for the year ended December 31, 2000 filed with the SEC on March 23, 2001. You will be able to obtain free copies of these documents at the website maintained by the SEC at http://www.sec.gov. In addition, stockholders may obtain free copies of documents filed with the SEC by contacting the GE contact listed above.

     The following individuals, each of whom is a director or an executive officer of Data Critical, may be deemed to be participants in the solicitation of proxies from the stockholders of Data Critical with respect to the transactions contemplated by the merger agreement. As of July 18, 2001, each such person beneficially owned the number of shares of Data Critical common stock indicated: Jeffrey S. Brown, 350,676 shares; Richard L. Earnest, 71,250 shares; Michael E. Singer, 281,767 shares; John Atanasoff, 5,000 shares; David
E. Albert, 530,937 shares; Bradley R. Harlow, 62,812 shares; Stephen E. Hannah, 26,737 shares; Robert A. May, 31,406 shares; Paul Nicholson, 33,753 shares; David B. Swedlow, 28,000 shares; Frank T. Sample, 392,924 shares; Elizabeth H. Weatherman, 2,442,412 shares (which number includes 2,427,412 shares held by Warburg, Pincus Ventures, L.P., an affiliated entity of Ms. Weatherman).

     The directors and executive officers of Data Critical have interests in the merger, some of which may differ from, or may be in addition to, those of the stockholders of Data Critical generally. Those interests include:

     - GE has agreed to provide indemnification and director and officer liability insurance coverage to the directors and executive officers of Data Critical following the merger;

     - certain officers and directors hold options to purchase shares of Data Critical common stock which will be cancelled in exchange for cash payments by Data Critical (along with all other outstanding options) in anticipation of the merger. The number of options eligible for cashout which are held by each officer and director, and the total amount of each individual's potential cashout payment, is as follows: Jeffrey S. Brown, 327,208 options for a potential payment of $807,432; Richard L. Earnest, 70,000 options for a potential payment of $96,715; Michael E. Singer, 117,940 options for a potential payment of $113,345; John Atanasoff, 30,000 options for a potential payment of $22,500; Bradley R. Harlow, 50,625 options for a potential payment of $67,223; Stephen E. Hannah, 20,000 options for a potential payment of $35,000; Robert A. May, 31,465 options for a potential payment of $28,381; Paul Nicholson, 47,210 options for a potential payment of $52,758; David B. Swedlow, 15,625 options for a potential payment of $23,259; Frank T. Sample, 210,000 options for a potential payment of $367,500; Elizabeth H. Weatherman 15,000 options for a potential payment of $27,600;

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     -  under their individual employment agreements, Robert A. May and Paul
     Nicholson, who are both executive officers of Data Critical, are each entitled to a cash payment of $50,000 if their employment is terminated as a result of a change of control of Data Critical before Data Critical has either completed its planned restructuring of operations or decided to halt the restructuring;

     - under his employment agreement, Michael E. Singer is entitled to a cash payment of $200,000 upon the closing of the merger; and

     - in connection with the merger, certain executive officers of Data Critical may enter into employment or consulting agreements with GE. It is not certain at this time which, if any, of Data Critical's officers will enter into these agreements.

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